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                                                                 EXHIBIT 23.2







                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Thomas & Betts Corporation:

     We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-34567 of Thomas & Betts Corporation on Form S-3 of our report dated February 6, 1997 (relating to the consolidated financial statements of Augat, Inc. (a wholly-owned subsidiary of Thomas & Betts Corporation since December 11, 1996) and subsidiaries, not incorporated by reference or presented separately herein) appearing as Exhibit 99 in the Annual Report on Form 10-K of Thomas & Betts Corporation for the year ended December 29, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



                                   Deloitte & Touche LLP



Boston, Massachusetts
January 14, 1998